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                                                                     EXHIBIT 8.1



June 3, 1999

Lakeland Bancorp, Inc.                          High Point Financial Corp.
250 Oak Ridge Road                              Branchville Square
Oak Ridge, NJ  07438                            P.O. Box 460
                                                Branchville, NJ  07826

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the merger of High Point Financial Corp., a New Jersey corporation (the "Company"), with and into Lakeland Bancorp, Inc., a New Jersey corporation (the "Acquiror") (such merger hereinafter is referred to as the "Merger").

Our opinion is based upon (i) the consummation of Merger as set forth in the Agreement and Plan of Merger made and entered into as of December 7, 1998, by and among the Acquiror and the Company, including but not limited to the appendices thereto (the "Merger Agreement") /1/ (ii) the facts set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) the assumption that representations with respect to the Merger made by management of the Acquiror and the Company, respectively, in letters dated today addressed to this firm, shall be true and correct as of the Effective Time, /2/ and (iv) current provisions of the Code, the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

         (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the stockholders of the Company upon the conversion of their Shares into shares of the Acquiror Common Stock pursuant to the terms of the Merger (except for cash received in lieu of fractional shares) and (iii) no gain or loss shall be recognized by the Company or Acquiror on account of the Merger or the issuance of shares of capital stock pursuant to this Agreement.

Please note that we express no opinion as to any tax consequences of the Merger other than those set forth above, including but not limited to any state, local or foreign tax consequences, and any estate or gift tax consequences. Please note further that our opinion relating to the federal income tax consequences of the Merger to stockholders of the Company are limited to those

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/1/ Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
/2/ We have not independently verified the factual matters set forth in the representations made by management of the Acquiror and the Company.
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holders of Shares who are citizens or residents of the United States of America
("U.S. Holders"). For purposes hereof, U.S. Holders do not include certain classes of taxpayers, including but not limited to foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities and persons who hold Shares in a hedging transaction or as part of a straddle, conversion transaction, or similar transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "United States Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

Very truly yours,



LOWENSTEIN SANDLER PC